Exhibit 99.1

               Intel Second-Quarter Revenue $8 Billion

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 19, 2006--Intel
Corporation:

    -- Operating income $1.1 billion ($1.4 billion excluding share-based compensation)

    --  EPS 15 cents (19 cents excluding share-based compensation)

    -- New Intel(R) Core(TM) microarchitecture shipping in server, desktop and mobile

    Intel Corporation today announced second-quarter revenue of $8 billion, operating income of $1.1 billion, net income of $885 million and earnings per share (EPS) of 15 cents. Excluding the effects of share-based compensation, the company posted operating income of $1.4 billion, net income of $1.1 billion and EPS of 19 cents.
    "In 2006 we are delivering the strongest product lineup in the industry, with many of these new products shipping ahead of schedule," said Intel President and CEO Paul Otellini. "Our new Intel(R) Core(TM) microarchitecture is powering the world's best microprocessors for PCs and volume servers, products whose performance and energy efficiency are generating unprecedented industry response and the largest number of design wins at launch in Intel's history. We are also extending our lead in manufacturing technology, with the majority of microprocessor production this year on our advanced 65nm process."



   GAAP Results (including the effects of share-based compensation)
----------------------------------------------------------------------
                      Q2 2006         vs. Q2 2005     vs. Q1 2006
----------------------------------------------------------------------
Revenue               $8 billion      -13%            -10%
----------------------------------------------------------------------
Operating Income      $1.1 billion    -60%            -38%
----------------------------------------------------------------------
Net Income            $0.9 billion    -57%            -35%
----------------------------------------------------------------------
EPS                   15 cents        -55%            -35%
----------------------------------------------------------------------
Note: GAAP results for 2005 periods do not include the effects of share-based compensation. Results for the first quarter of 2006 included discrete tax adjustments that increased EPS by approximately 1 cent. Results for the second quarter of 2005 included discrete tax adjustments that increased EPS by approximately 2 cents.
----------------------------------------------------------------------


 Non-GAAP Results (excluding the effects of share-based compensation)
----------------------------------------------------------------------
                      Q2 2006         vs. Q2 2005     vs. Q1 2006
----------------------------------------------------------------------
Operating Income      $1.4 billion    -47%            -33%
----------------------------------------------------------------------
Net Income            $1.1 billion    -45%            -31%
----------------------------------------------------------------------
EPS                   19 cents        -42%            -30%
----------------------------------------------------------------------
Note: Results for the first quarter of 2006 included discrete tax adjustments that increased EPS by approximately 1 cent. Results for the second quarter of 2005 included discrete tax adjustments that increased EPS by approximately 2 cents.
----------------------------------------------------------------------



    Financial Review

    Second-quarter gross margin was 52.1 percent, versus an expectation in April of 49 percent, plus or minus a couple of points. Gross margin benefited from better than expected microprocessor and chipset unit costs and inventory valuation, offset by lower than expected microprocessor average selling prices (ASPs).

    Key Product Trends (Sequential)

    --  Total microprocessor units were lower. The ASP was lower.

    --  Chipset units were flat.

    --  Motherboard units were lower.

    --  Flash memory units were higher.

    Sales Patterns

    Sequential revenue in all of the company's major regions was below normal seasonal patterns. Microprocessor unit sales were below seasonal patterns as customers reduced their processor inventory levels to seasonally appropriate levels in a highly competitive pricing environment.



                      Q2 2006         vs. Q1 2006    vs. Q2 2005
----------------------------------------------------------------------
Asia-Pacific          $4 billion      -6%            -14%
----------------------------------------------------------------------
Americas              $1.7 billion    -10%           -8%
----------------------------------------------------------------------
Europe                $1.4 billion    -19%           -24%
----------------------------------------------------------------------
Japan                 $906 million    -13%           +3%
----------------------------------------------------------------------



    Recent Events

    -- Intel opened its third 65nm, 300mm wafer fab during the quarter. The company's advanced technology is sustaining record high yields and is on track to enable a shipment crossover to 65nm processors during the third quarter.

    -- The company began a major transition to the energy-efficient Intel Core microarchitecture, the most significant design improvement since the architecture of the Pentium(R) 4 processor was introduced in 2000. For dual-processor servers, the company launched the Intel(R) Xeon(R) 5100 family, setting a broad range of new world records in X86 server performance and performance-per-watt. The Intel(R) Core(TM) 2 Duo processor for desktop PCs began shipping during the quarter ahead of its formal launch July 27 and has already set performance records across dozens of industry-standard PC performance tests. The mobile PC version of the Intel Core 2 Duo processor is also shipping now, one month ahead of schedule.

    -- For large enterprise servers, Intel launched the Dual-Core Intel(R) Itanium(R) 2 processor, bringing as much as twice the performance of earlier models while using 20 percent less power.

    -- The company announced that its next-generation Intel Xeon processor for multiprocessor (MP) servers is shipping now, approximately two quarters ahead of schedule. Intel also notified customers that its first quad-core microprocessors for server and desktop systems are ahead of schedule, with shipments expected in the fourth quarter of this year rather than the first half of 2007.

    -- Intel ramped production of new chipsets on its 90nm, 300mm technology. The company launched the Intel(R) 965 Express chipset, formerly code-named Broadwater, which supports advanced manageability, power management and memory control features. One version of the chipset family will offer programmable fourth-generation integrated graphics.

    -- Under an ongoing program to improve operational efficiency and results, the company announced the planned sale of its communications and application processor business to Marvell Technology Group. The company also eliminated approximately 1,000 management positions within the company.

    Business Outlook and Risk Factors Regarding Forward-Looking
Statements

    The following expectations do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after July 18.

    Q3 2006 Outlook

    --  Revenue: Expected to be between $8.3 billion and $8.9 billion.

    -- Gross margin: 49 percent, plus or minus a couple of points (50 percent, plus or minus a couple of points, excluding share-based compensation effects of approximately 1 percent).

    --  Expenses (R&D plus MG&A): Approximately $3 billion
        (approximately $2.7 billion excluding share-based compensation effects of approximately $300 million).

    --  Net gains from equity investments and interest and other:
        Approximately $220 million.

    --  Tax rate: Approximately 30.5 percent.

    --  Depreciation: Between $1.1 billion and $1.2 billion.

    --  Amortization of acquisition-related intangibles and costs:
        Approximately $10 million.

    Revised 2006 Outlook

    The previous Business Outlook for 2006 can be found in the company's first-quarter 2006 earnings release, available at www.intc.com.

    -- Revenue: Fourth-quarter revenue is expected to follow normal seasonal patterns.

    -- Gross margin: 51 percent, plus or minus a few points (52 percent, plus or minus a few points, excluding share-based compensation effects of approximately 1 percent).

    -- R&D: Approximately $6 billion (approximately $5.5 billion excluding share-based compensation effects of approximately $500 million).

    -- MG&A: Approximately $6.1 billion (approximately $5.5 billion excluding share-based compensation effects of approximately $600 million).

    --  Capital spending: $6.2 billion, plus or minus $200 million.

    -- Tax rate: Approximately 30.5 percent for the fourth quarter, unchanged.

    -- Depreciation: $4.7 billion plus or minus $100 million, unchanged.

    --  Amortization of acquisition-related intangibles and costs:
        Approximately $45 million, unchanged.

    The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future involve a number of risks and uncertainties. Many factors could cause Intel's actual results to differ materially from current expectations, including the following:

    -- Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures, and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the midst of a crossover to a new microarchitecture on 65nm process technology in all major product segments, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings, marketing programs and pricing pressures and Intel's response to such actions; Intel's ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand. Factors that could cause demand to be different from Intel's expectations include customer acceptance of Intel and competitors' products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

    -- The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

    -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits. Intel is in the midst of a structure and efficiency review which may result in several actions that could have an impact on expense levels.

    -- The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

    -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

    -- Dividend declarations and the dividend rate are at the discretion of Intel's board of directors, and plans for future dividends may be revised by the board. Intel's dividend and stock buyback programs could be affected by changes in its capital spending programs, changes in its cash flows and changes in the tax laws, as well as by the level and timing of acquisition and investment activity.

    -- Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

    -- Intel's results could be impacted by unexpected economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

    -- Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

    A more detailed discussion of these and other factors that could affect results is included in Intel's SEC filings, including the report on Form 10-Q for the quarter ended April 1, 2006.

    Status of Business Outlook

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business Sept. 1 until publication of the company's third-quarter 2006 earnings release Oct. 17, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company.

    Earnings Webcast

    Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com, with a replay available until Sept. 1.
    Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

    Intel, the Intel logo, Intel Core, Pentium, Intel Xeon and Intel Itanium are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

    * Other names and brands may be claimed as the property of others.



                           INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                (In millions, except per share amounts)


                                 Three Months Ended  Six Months Ended
                                  ----------------  ------------------
                                  July 1,  July 2,   July 1,   July 2,
                                   2006     2005      2006      2005
                                  -------  -------  --------  --------
NET REVENUE                       $8,009   $9,231   $16,949   $18,665
Cost of sales                      3,838    4,028     7,835     7,864
                                  -------  -------  --------  --------
GROSS MARGIN                       4,171    5,203     9,114    10,801
                                  -------  -------  --------  --------

Research and development           1,496    1,176     3,058     2,442
Marketing, general and
 administrative                    1,593    1,342     3,237     2,604
Amortization of acquisition-
 related intangibles and costs        10       36        29        74
                                  -------  -------  --------  --------
OPERATING EXPENSES                 3,099    2,554     6,324     5,120
                                  -------  -------  --------  --------
OPERATING INCOME                   1,072    2,649     2,790     5,681
Gains (losses) on equity
 securities, net                      37      (22)       39       (18)
Interest and other, net              144      127       298       242
                                  -------  -------  --------  --------
INCOME BEFORE TAXES                1,253    2,754     3,127     5,905
Income taxes                         368      716       885     1,689
                                  -------  -------  --------  --------
NET INCOME                        $  885   $2,038   $ 2,242   $ 4,216
                                  =======  =======  ========  ========

BASIC EARNINGS PER SHARE          $ 0.15   $ 0.33   $  0.38   $  0.68
                                  =======  =======  ========  ========
DILUTED EARNINGS PER SHARE        $ 0.15   $ 0.33   $  0.38   $  0.68
                                  =======  =======  ========  ========

COMMON SHARES OUTSTANDING          5,801    6,144     5,827     6,177
COMMON SHARES ASSUMING DILUTION    5,868    6,215     5,911     6,244


                           INTEL CORPORATION
                CONSOLIDATED SUMMARY BALANCE SHEET DATA
                             (In millions)

                                          July 1,   April 1,  Dec. 31,
                                           2006       2006      2005
                                          --------  --------  --------
CURRENT ASSETS
Cash and short-term investments           $ 6,421   $ 7,854   $11,314
Trading assets                              1,222     1,265     1,458
Accounts receivable                         3,178     3,912     3,914
Inventories:
  Raw materials                               496       416       409
  Work in process                           2,331     1,944     1,662
  Finished goods                            1,505     1,207     1,055
                                          --------  --------  --------
                                            4,332     3,567     3,126
Deferred taxes and other current assets     1,602     1,429     1,382
                                          --------  --------  --------
  TOTAL CURRENT ASSETS                     16,755    18,027    21,194

Property, plant and equipment, net         18,098    17,618    17,111
Marketable strategic equity securities        604       588       537
Other long-term investments                 3,513     3,927     4,135
Goodwill                                    3,871     3,873     3,873
Other long-term assets                      3,247     3,161     1,464
                                          --------  --------  --------

  TOTAL ASSETS                            $46,088   $47,194   $48,314
                                          ========  ========  ========

CURRENT LIABILITIES
Short-term debt                           $   287   $   224   $   313
Accounts payable and accrued liabilities    6,570     7,096     6,329
Deferred income on shipments to
  Distributors                                567       669       632
Income taxes payable                          998     1,854     1,960
                                          --------  --------  --------
  TOTAL CURRENT LIABILITIES                 8,422     9,843     9,234

Long-term debt                              2,054     2,040     2,106
Deferred tax liabilities                      470       607       703
Other long-term liabilities                   346       346        89
Stockholders' equity                       34,796    34,358    36,182
                                          --------  --------  --------

  TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY              $46,088   $47,194   $48,314
                                          ========  ========  ========


                           INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                             (In millions)

                                        Q2 2006    Q1 2006    Q2 2005
                                       ---------  ---------  ---------
GEOGRAPHIC REVENUE:
  Asia-Pacific                         $  4,015   $  4,293   $  4,679
                                             50%        48%        51%
  Americas                             $  1,713   $  1,905   $  1,863
                                             22%        21%        20%
  Europe                               $  1,375   $  1,701   $  1,809
                                             17%        19%        20%
  Japan                                $    906   $  1,041   $    880
                                             11%        12%         9%

CASH INVESTMENTS:
Cash and short-term investments        $  6,421   $  7,854   $ 12,600
Trading assets - fixed income (1)           828        887      1,883
                                        --------   --------   --------
Total cash investments                 $  7,249   $  8,741   $ 14,483

STRATEGIC EQUITY INVESTMENTS
Marketable strategic equity securities $    604   $    588   $    362
Other strategic investments               1,887      1,834        518
                                        --------   --------   --------
Total strategic equity investments     $  2,491   $  2,422   $    880

TRADING ASSETS:
Trading assets - equity securities
  offsetting deferred compensation (2) $    394   $    378   $    341
Total trading assets - sum of 1+2      $  1,222   $  1,265   $  2,224

SELECTED CASH FLOW INFORMATION:
Depreciation                           $  1,156   $  1,139   $  1,051
Share-based compensation               $    332   $    374          -
Amortization of intangibles and other
 acquisition-related costs             $     59   $     75   $     66
Capital spending                        ($1,738)   ($1,758)   ($1,389)
Stock repurchase program                ($1,000)   ($2,943)   ($2,500)
Proceeds from sales of shares to
 employees, tax benefit & other        $    163   $    437   $    387
Dividends paid                            ($582)     ($585)     ($493)
Net cash used for acquisitions                -          -       ($81)

EARNINGS PER SHARE INFORMATION:
Average common shares outstanding         5,801      5,854      6,144
Dilutive effect of employee equity
 incentive plans                             17         49         71
Dilutive effect of convertible debt          50         51        N/A
                                        --------   --------   --------
Common shares assuming dilution           5,868      5,954      6,215

STOCK BUYBACK:
Shares repurchased                         54.3      138.5       98.9
Cumulative shares repurchased           2,797.7    2,743.4    2,393.3
Remaining dollars authorized for
 buyback (in billions)                 $   17.9   $   18.9        N/A

OTHER INFORMATION:
Employees (in thousands)                  102.5      103.3       91.0


                           INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                             (In millions)


                                 Three Months Ended   Six Months Ended
                                 -------------------------------------
                                     Q2      Q2        Q2        Q2
OPERATING SEGMENT INFORMATION:      2006    2005      2006      2005
----------------------------------------------------------------------

Digital Enterprise Group
  Microprocessor revenue           3,338    4,603     7,230     9,547
  Chipset, motherboard and
   other revenue                   1,283    1,398     2,538     2,815
  Net revenue                      4,621    6,001     9,768    12,362
  Operating income                   931    2,016     2,311     4,405

----------------------------------------------------------------------
Mobility Group
  Microprocessor revenue           1,958    2,056     4,305     3,973
  Chipset and other revenue          731      566     1,363     1,083
  Net revenue                      2,689    2,622     5,668     5,056
  Operating income                   946    1,220     2,101     2,351

----------------------------------------------------------------------
Flash Memory Group
  Net revenue                        536      527     1,080     1,105
  Operating loss                    (149)     (80)     (253)     (112)

----------------------------------------------------------------------
All Other
  Net revenue                        163       81       433       142
  Operating loss                    (656)    (507)   (1,369)     (963)

----------------------------------------------------------------------
Total
  Net revenue                      8,009    9,231    16,949    18,665
  Operating income                 1,072    2,649     2,790     5,681
----------------------------------------------------------------------

The company's operating segments include the Digital Enterprise Group, the Mobility Group, the Flash Memory Group, the Digital Home Group, the Digital Health Group and the Channel Platforms Group. The prior period amounts have been adjusted retrospectively to reflect certain reorganizations.

The Digital Enterprise Group operating segment's products include microprocessors and related chipsets and motherboards designed for the desktop (including consumer desktop) and enterprise computing market segments, communications infrastructure components such as network processors and embedded microprocessors, wired connectivity devices, and products for network and server storage. The Mobility Group operating segment's products include microprocessors and related chipsets designed for the notebook computing market segment, wireless connectivity products, and application and cellular baseband processors used in cellular handsets and handheld computing devices. In the second quarter of 2006, the company entered into an agreement to sell the business line that includes application and cellular baseband processors used in cellular handsets and handheld computing devices. The Flash Memory Group operating segment's products include NOR flash memory products designed for cellular phones and embedded form factors as well as NAND flash memory products designed primarily for digital audio players.

Results for the Digital Home Group, Digital Health Group and Channel Platforms Group operating segments are included within the "all other" category. Revenue for the "all other" category primarily consists of microprocessors and related chipsets sold by the Digital Home Group. The "all other" category includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments. "All other" also includes the results of operations of seed businesses that support the company's initiatives. Additionally, "all other" includes acquisition-related costs, including amortization and any impairments of acquisition-related intangibles and goodwill, and charges for purchased in-process research and development. Beginning in the first quarter of 2006, "all other" includes share-based compensation resulting from the adoption of SFAS No. 123R.

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of SFAS No. 123R, "Share-based Payment" ("123R"). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of all forms of share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

For additional information regarding these non-GAAP financial measures, see the Form 8-K dated July 19, 2006 that Intel has filed with the Securities and Exchange Commission.


                           INTEL CORPORATION
       SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
        (In millions, except per-share amounts and percentages)

                                                 Three Months Ended
                                             -------------------------

                                             July 1, April 1,  July 2,
                                              2006     2006     2005
                                             -------  -------  -------
GAAP SPENDING                                $3,089   $3,206   $2,518
  Adjustment for share-based compensation      (266)    (288)       -
                                             -------  -------  -------
SPENDING EXCLUDING SHARE-BASED
 COMPENSATION(3)                             $2,823   $2,918   $2,518

GAAP OPERATING INCOME                        $1,072   $1,718   $2,649
  Adjustment for share-based compensation
   within:
    Cost of sales                                66       86        -
    Research and development                    126      135        -
    Marketing, general and administrative       140      153        -
                                             -------  -------  -------
OPERATING INCOME EXCLUDING SHARE-BASED
 COMPENSATION(3)                             $1,404   $2,092   $2,649

GAAP NET INCOME                              $  885   $1,357   $2,038
  Adjustment for share-based compensation
   within:
    Cost of sales                                66       86        -
    Research and development                    126      135        -
    Marketing, general and administrative       140      153        -
    Income taxes                                (93)    (110)       -
                                             -------  -------  -------
NET INCOME EXCLUDING SHARE-BASED
 COMPENSATION(3)                             $1,124   $1,621   $2,038

GAAP DILUTED EARNINGS PER SHARE              $ 0.15   $ 0.23   $ 0.33
  Adjustment for share-based compensation      0.04     0.04        -
                                             -------  -------  -------
DILUTED EARNINGS PER SHARE EXCLUDING
 SHARE-BASED COMPENSATION(3)                 $ 0.19   $ 0.27   $ 0.33

GAAP COMMON SHARES ASSUMING DILUTION          5,868    5,954    6,215
  Adjustment for share-based compensation         8      (17)       -
                                             -------  -------  -------
COMMON SHARES ASSUMING DILUTION EXCLUDING
 SHARE-BASED COMPENSATION(3)                  5,876    5,937    6,215

GAAP GROSS MARGIN PERCENTAGE                   52.1%    55.3%    56.4%
  Adjustment for share-based compensation       0.8%     1.0%       -
                                             -------  -------  -------
GROSS MARGIN PERCENTAGE EXCLUDING
     SHARE-BASED COMPENSATION(3)               52.9%    56.3%    56.4%

(3) See Item 2.02 in this 8-K filing for further discussion on this non-GAAP measure.